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               CTB International Corp. and Subsidiaries               Exhibit 11
            Diluted Net Income Per Common and Common Equivalent Share
                   Three Months Ended March 31, 1997 and 1998
                                 (In thousands)

                                                              Three Months Ended
                                                                    March 31,
                                                                    ---------

                                                               1997        1998
                                                               ----        ----

ACTUAL
----------------------------------------------------
         Net Income                                           $   918    $ 1,387
                                                              =======    =======

         Average number of common shares outstanding            7,256     12,837

         Common equivalent shares
              Stock Options                                       380        371
                                                              -------    -------

              Total average common and common
                 equivalent shares outstanding                  7,636     13,208
                                                              =======    =======

         Net income per common and common equivalent share    $  0.12    $  0.11
                                                              =======    =======

PRO FORMA
-----------------------------------------------------

         Net Income                                                   $ 2,077    $ 1,387
                                                                      =======    =======


         Pro forma average number of common shares outstanding (1)     12,925     12,837

         Pro forma common equivalent shares (1)
              Stock Options                                               414        371
                                                                      -------    -------

              Total pro forma average common and common
                 equivalent shares outstanding                         13,339     13,208
                                                                      =======    =======

         Pro forma diluted net income per common and common
              equivalent share (1)                                    $  0.16    $  0.11
                                                                      =======    =======


(1) Pro forma net income per common and common equivalent share is calculated by dividing net income by the pro forma weighted average common and common equivalent shares outstanding, after giving effect to the following transactions as if they had been completed on January 1, 1997: (i) the Stock Split, (ii) the Preferred Stock Exchange, (iii) the Preferred Stock Redemption and (iv) the Offering.